United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported): November 24,2004

Florida	0-30011	65-0309540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification co.)

1007 N. Federal Highway., #A-3, Fort Lauderdale, FL 33304
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code 561-208-8101

2340 Brighton-Henrietta Town Line Road, Rochester, NY 14623
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers

On November 24, 2004, Neil A. Dolgin and Martin J. Peskin each tendered his resignation as a director of Total Identity Corp. (the “Company”). As a result, at the present time the sole director of the Company is Matthew P. Dwyer, who also serves as the Company’s President and Chief Executive Officer.

Item 8.01.   Other Events

Manufacturers and Traders Trust Company (the “Bank”) has exercised certain rights granted to it under a General Security Agreement and various related loan documents (the “Loan Documents”) between Total Identity Systems Corporation, the Company’s wholly owned subsidiary (“TISC”), and the Bank. In connection therewith, (a) on November 24, 2004, the Bank “swept” TISC’s accounts aggregating approximately $200,000 maintained at the Bank, and applied the proceeds to the outstanding indebtedness of TISC to the Bank in the current amount of approximately $800,000, (b) on November 27, 2004, the Company learned that the Bank had notified the United States Post Office that it was exercising its rights under the Loan Documents to take control over all mail directed to the Company, and (c) on December 6, 2004, the Company learned that the Bank had changed the locks at TISC's Rochester, New York facility, and was seeking to take control over TISC's assets in order to satisfy TISC's indebtedness to the Bank.  The Company and the Bank had been engaged in on-going discussions to remedy a default previously noticed against TISC by the Bank.

In exercising these rights, the Bank has prevented the Company from conducting and funding its day-to-day operations, and, accordingly, operations have ceased. While the Company has sought to clarify the Bank’s intentions, the Bank has not yet advised the Company of what further actions, if any, it intends to take. The Company is in the process of evaluating the Bank's actions and It is premature to predict whether the cessation of operations is temporary or permanent, or the additional effects that the foregoing events will have on the Company's future or its previously reported, pending arbitration between the Company and the party who sold TISC to the Company.

Item 9.01.   Financial Statements and Exhibits

(a)   Financial Statements of Businesses Acquired.

   None.

(b)   Pro Forma Financial Information.

   None.

(c)   Exhibits.

99.1   Press Release dated November 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 07, 2004

TOTAL IDENTITY CORP.

By: /s/ Matthew P. Dwyer

Matthew P. Dwyer,

Chief Executive Officer